UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

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The following press release was issued on May 15, 2007.

Investor Contacts: MacKenzie Partners, Inc. Dan Burch/Larry Dennedy 1-800-322-2885	Media Contacts: Sard Verbinnen & Co Hugh Burns/Lesley Bogdanow: 212-687-8080 Paul Kranhold/Andrew Cole: 415-618-8750

LACK OF RELEVANT EXPERIENCE ON ATMEL BOARD AND
MANAGEMENT TEAM WILL DAMAGE COMPANY

Independent Nominees Bring Right Experience, Independent Oversight

Atmel’s Financial Performance Continues to Deteriorate Under Laub-Sugishita

San Jose, Calif., May 15, 2007 – The Independent Nominees to the Board of Directors of Atmel Corporation (Nasdaq: ATML) (the “Independent Nominees”) today issued the following open letter to Atmel shareholders:

May 15, 2007

Dear Atmel Shareholders:

This Friday, you have a unique opportunity to create shareholder value. Your vote on the leadership of Atmel Corporation will decide whether the Atmel board will have the independence, experience and much-needed oversight to transform the Company into a high-multiple, pure-play microcontroller company.

Your vote is critical. Your choice is clear. Billions of dollars in shareholder value are at stake.

THE INCUMBENT BOARD LACKS THE RELEVANT EXPERTISE TO
TRANSFORM ATMEL

In recent press releases, Atmel has extended its smear campaign beyond Mr. Perlegos to include blatant misstatements regarding the Independent Nominees. Atmel has made misrepresentations regarding our semiconductor and public company board experience, artificially inflated our compensation and challenged our independence. Atmel is simply attempting to mask the fact that its current board does not have the expertise needed to transform Atmel into a pure-play microcontroller company.

The fact is that Institutional Shareholder Services (ISS) has endorsed the election of one of our Independent Nominees, recommended the removal of a current director and called for three new independent directors to be added to the Atmel board. We believe ISS would have officially endorsed two of our Independent Nominees but for Atmel’s last minute statement that it will seek to add two new board candidates in time for the annual meeting.

As ISS stated in its May 11th report with respect to Mr. Bean:

  “…Mr. Bean has more than 17 years of technology investment banking experience, most recently as Vice Chairman, Co-Head of Investment Banking and the Head of Technology Banking at Montgomery & Co.”

  “...his background should be a valuable addition to the board…”

ISS also noted the strong need for independent oversight of the Atmel Board, stating:

  “…we are wary of the incumbent board members ability to provide the necessary oversight.”

  “[Mr. Bean’s election] would send a strong message to the incumbent board to exercise due care in providing management oversight.”

  “…the board seemingly acted in undue haste to appoint Mr. Steven Laub as the new CEO.”

  “[w]hile we are supportive of the Company’s decision to add two new independent directors, we question the timing of such an announcement.”

ISS’s recommendation underscores the need for immediate, independent oversight of the Atmel board and clearly endorses the need for three new independent directors at Atmel.

REMOVE CHAIHO KIM – AT A MINIMUM – TO BEGIN CHANGING ATMEL

We urge shareholders to remove Mr. Kim, at a minimum, as ISS has recommended, and vote for Brian Bean. We also encourage shareholders to remove Mr. Sugishita and to consider our full slate of independent nominees. With a significant presence on the board, we can assure the swift implementation of the only plan that will truly enhance the value of your investment.

We believe that Kim, Sugishita and the incumbent board defy Atmel’s recently-coined “proper ethical tone at the top” rallying cry. This board has, for example:

  hastily and inappropriately awarded Laub – who is clearly inexperienced – an excessive $10 million compensation package that dramatically exceeds any other compensation package in the history of Atmel and that we believe is higher than many CEO compensation packages in the industry;

  allowed Sugishita to act in contravention of the Compensation Committee charter and unilaterally negotiate the terms of Laub’s employment agreement, which was approved alongside his pay package and golden parachute in no more than three days; and

  failed in their responsibilities as board members to oversee the strategic direction of the company and implement any of the changes offered up to you today.

While we applaud ISS’s recommendation of Brian Bean, we reject the notion that this board can be trusted to deliver on their questionably-timed promise to appoint two new, so-called ‘independent’ directors or to implement their flawed attempt at a restructuring.

LAUB AND HIS TEAM LACK RELEVANT EXPERIENCE

Atmel needs leaders who have expertise and experience relevant to the microcontroller business, which differs significantly from commodity semiconductor businesses. Given the complexities of the microcontroller business, it is critical that the board have a balanced representation of strategic thinkers with a background in advanced hardware, software, processor architecture, intellectual property, and system integration.

Atmel’s future success will hinge more on design expertise and customer focus than on manufacturing efficiencies. The company will only be successful if it is able to build a world-class design automation environment and IP integration capability for the AVR product line. Atmel also needs to add microcontroller-relevant application support and software expertise in order to win its share of the high-volume microcontroller sockets that are available world-wide.

Unfortunately, the backgrounds of Mr. Laub and his recently hired “seasoned proven executives” are broadly inapplicable.

  Mr. Laub comes from Lattice, which makes programmable logic devices (PLDs), the ultimate standard parts. In fact, we believe that Mr. Laub’s background in distribution-centric semiconductors is largely irrelevant to the microcontroller business, which is customer sales-centric and requires application knowledge.

  Atmel’s new Vice President of Operations comes from International Rectifier, which makes parts such as transistors, resistors, and capacitors.

  These are completely different than microcontrollers and bear no relationship to Application Specific Standard Products, nor are they even remotely similar to SoC (System on a Chip) devices.

The areas of expertise necessary for success in these disparate businesses are simply not the same. An outstanding pure-play microcontroller company offers complex chips, often integrating blocks of non-volatile memory, high performance analog functionality, and other intellectual property. Finally, three of the five new hires are in Human Resources, Information Technology and Legal, and will have no direct impact on the company’s products or sales.

THE INDEPENDENT NOMINEES HAVE THE RIGHT EXPERIENCE
TO TRANSFORM ATMEL

Contrary to the gross mischaracterizations made by Atmel in recent public statements, we have the breadth of expertise and financial acumen necessary to transform Atmel into a pure-play microcontroller company and to create value for all shareholders over the long-term.

  Brian Bean, Bernd Braune, and Dr. John Kubiatowicz cumulatively have operational, technical, architectural and strategic backgrounds and expertise in hardware, software and IP, which is highly relevant to the success of a pure-play microcontroller business;

  Joe Berardino and George Vandeman provide much needed oversight ability, and legal and corporate governance expertise, respectively, to ensure that Atmel adopts the requisite process and internal control mechanisms that are best practices today.

SETTING THE RECORD STRAIGHT: WE ARE TRULY INDEPENDENT
WITHOUT CONFLICTS OR HIDDEN AGENDAS

Atmel has misled you once again regarding the independence of the Nominees. None of us has a prior relationship of any kind with George Perlegos. In fact, none of us had ever met Mr. Perlegos before he called this Special Meeting. We have no conflicts or hidden agendas and have the same clear and simple interest as all Atmel shareholders – increasing the stock price. As ISS stated: “[t]here does not seem to be any evidence that suggests that the dissident nominees have a narrow agenda to pursue, which could be in conflict with interests of other shareholders.”

In addition, contrary to Atmel’s repeated assertions, under no circumstances will we be paid $100,000, regardless of whether we serve as Nominees for the Special Meeting or Annual Meeting or both. As disclosed in our proxy statement, each nominee will receive $50,000 to be on the slate, which we believe to be in the range of standard compensation in these situations.

THERE IS NO TIME TO WASTE – ATMEL’S FINANCIAL PERFORMANCE IS
DETERIORATING UNDER LAUB-SUGISHITA

Although Laub-Sugishita would like shareholders to believe that Atmel’s first quarter results were positive, THE FACTS ARE that since Laub-Sugishita took over:

  Revenues continue to decline sequentially, most recently by 4%.

  Cash generation per quarter has dropped approximately 80% on average; and

  Atmel appears to be cutting prices to boost revenues, thereby sacrificing profitability.

Atmel can be a microcontroller leader – but it must act now. The company has several technology advantages today that will inexorably erode over time if not swiftly capitalized by effective management. Shareholders should not stand idly by while the actions – or inaction – of this current board and management squander an outstanding opportunity to transform Atmel and unlock shareholder value.

Don’t settle for mediocrity. Under Laub-Sugishita, Atmel is a $1.6 billion revenue business with a multiple of 1.6 times revenue. We expect Atmel to be a high-growth pure-play microcontroller business, initially with a $900 million revenue business and a multiple of 5-6 times revenue.

Do the math – the difference could be as much as $2 billion. Are you prepared to leave that much money on the table?

DON’T BELIEVE ATMEL’S EMPTY PROMISES. YOU NEED
INDEPENDENT NOMINEES ON THE ATMEL BOARD TO ENSURE ATMEL
EXECUTES A STRATEGIC PLAN WITH REAL AND TANGIBLE RESULTS.

Your vote is critical because there is no time to waste. Atmel’s financial performance is deteriorating and you can do something about it right now. Later is too late.

Sincerely,

The Independent Nominees

Brian S. Bean
Joseph F. Berardino
Bernd U. Braune
Dr. John D. Kubiatowicz
George A. Vandeman

*      *      *

ATMEL SHAREHOLDERS ARE STRONGLY URGED TO SIGN AND RETURN THE NEW GREEN PROXY CARD, EVEN IF THEY SIGNED AND RETURNED THE PREVIOUS PROXY CARD. Atmel shareholders can review the Independent Nominees’ plan, credentials and other important information at www.improveatmel.com or www.sec.gov.

*      *      *

This press release contains forward looking statements which are included solely for the purpose of illustrating how the nominees plan to increase shareholder value so that you can cast an informed vote at the May 18, 2007 Special Meeting of Shareholders. As you know, predictions of future results are inherently uncertain and future results may differ materially from those set forth in these forward looking statements. While these forward looking statements were prepared based on the best information available to George Perlegos and the nominees, they were not prepared with the benefit of access to the company’s books and records and the accuracy and completeness of financial and other information obtained from publicly available sources and used in preparing these forward looking statements has not been independently verified. As a result, there can be no assurance that the estimates and assumptions underlying these forward looking statements conform to the current state of affairs at the company, that the nominees, if elected and having the benefit of access to the company’s books and records, will not determine that the best interests of shareholders require that modifications be made to the implementation of their plan to increase shareholder value or that the results or performance of the company as a result of the implementation of the nominees’ plan to increase shareholder value, whether or not modified, will not differ materially from the forward looking statements contained in this press release.

This press release constitutes proxy solicitation material and is intended solely to inform shareholders so that they may cast an informed vote at the Special Meeting of Shareholders. Except as provided by the federal securities laws, this press release may not be relied upon or used for any other purpose, including for purposes of making an investment decision with respect to the company’s securities.

Shareholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies filed by George Perlegos for use at the May 18, 2007 Special Meeting of Shareholders because they contain important information. The definitive proxy statement and a form of proxy have been mailed to shareholders of the company and, along with other relevant documents, are available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Mackenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com. Information relating to George Perlegos and the nominees, who are the participants in the proxy solicitation, is contained or referred to in the definitive proxy statement.